Exhibit 99.1

CONSOL Energy Reports Third Quarter Results;
2014 E&P Production Guidance Increased to 235 - 240 Bcfe;
Marcellus Shale All-In Unit Costs Dip Below $2.70;
Utica Shale Daily Net Production Exceeds 70 MMcfe per Day;
Balance Sheet Improves, as OPEB/Pension Liabilities Drop to $766 Million

PITTSBURGH (October 28, 2014) - CONSOL Energy Inc. (NYSE: CNX) had adjusted net income1 in the 2014 third quarter of $20 million, or $0.09 per share, after adjusting for unusual items, which are listed in the EBITDA reconciliation table on page 11. Adjusted EBITDA1 was $236 million for the 2014 third quarter, compared to $178 million in the year-earlier quarter. Cash flow from operations in the just-ended quarter was $293 million, as compared to $196 million in the year-earlier quarter. On a GAAP basis, the company reported a net loss of $2 million for the quarter, or ($0.01) per diluted share. This is compared to a net loss of $64 million, or ($0.28) per diluted share from the year-earlier quarter.

CONSOL's E&P Division had another outstanding quarter by achieving record production of 64.9 Bcfe, or an increase of 41% from the 46.1 Bcfe produced in the year-earlier quarter. Because well results are exceeding expectations, CONSOL Energy is raising its 2014 E&P production guidance range to 235 - 240 Bcfe from earlier guidance of 225 - 235 Bcfe. To achieve the high end of the new range, the company will need to produce approximately 75 Bcfe in the fourth quarter.

"Our record gas production in the third quarter represents sequential growth of 25%, which is the largest in company history," commented Nicholas J. DeIuliis, president and CEO. "Our focus continues to be on execution: production growth, lowering costs, and maximizing rates of return. These factors, along with recent transactions such as the IPO of CONE Midstream Partners LP, will continue to drive CONSOL Energy's net asset value (NAV) per share growth."

Marcellus Shale production volumes in the 2014 third quarter were 30.7 Bcfe, or 76% higher than the 17.4 Bcfe produced in the 2013 third quarter. During 2014, rapidly increasing volumes have contributed to lower unit costs. Despite processing a greater volume of NGLs, Marcellus Shale costs were $2.69 per Mcfe in the just-ended quarter, which is a $0.25 per Mcfe improvement from the second quarter of 2014 costs of $2.94 per Mcfe. When backing out depreciation, depletion, and amortization (DD&A) in the 2014 third quarter of $1.11 per Mcfe, the company achieved all-in cash costs of only $1.58 per Mcfe in the Marcellus Shale.

CONSOL Energy also achieved a break-out in Utica Shale volumes, as the completion of third-party infrastructure enabled the company to produce from completed pads in Noble County, Ohio. In the 2014 third quarter, Utica Shale production volumes were 6.8 Bcfe, up from 0.2 Bcfe in the year-earlier quarter. As impressive as the volumes were, the financial results were boosted by higher-value condensate and NGL production. Utica Shale condensate and NGL production in the quarter was 0.5 Bcfe and 2.0 Bcfe, respectively, up from negligible amounts in the year-earlier quarter.

CONSOL's Coal Division produced 7.8 million tons, exceeding the high end of the guidance range of 7.3 - 7.7 million tons. Weaker coal markets, though, resulted in decreased spot pricing for the company's low-vol and thermal coals. CONSOL did, however, have an active contracting season for thermal coal and was able to contract a significant amount of tons over multiple years. The third quarter ended with 19.8 million tons of thermal coal contracted for 2015, up from 15.6 million tons reported at the end of the second quarter. The company expects to have approximately 90% of its expected 2015 thermal coal production sold by year-end.

"Our ability to contract in a soft market confirms what we previously highlighted: electricity generators value the characteristics of CONSOL’s thermal coal, which is among the highest heat content of any U.S. thermal coal," continued Mr. DeIuliis. "CONSOL is also positioned to benefit from its proximity to customers, history of reliability, and its strong financial metrics. Over time, we have targeted “must run” base load generation, and this strategy has further enhanced the value of our premium thermal coal."

1The terms "Adjusted EBITDA" and "Adjusted Net Income" are non-GAAP financial measures, which are defined and reconciled to GAAP net income below, under the caption “Non-GAAP Financial Measure."

In the low-vol coking coal category, CONSOL's premier Buchanan Mine repeated its stellar cost performance. Total production costs were $60.04 per ton in the just-ended quarter, or a reduction of $7.29 per ton from the year-earlier quarter. The costs were even slightly improved from the $60.24 per ton reported in the 2014 second quarter. The company believes that the Buchanan Mine has the lowest cost structure of any metallurgical mine in the U.S., which enables it to generate cash and income in a difficult market.

In the financial arena, CONSOL achieved a number of significant results. The company chose to re-align its pension and retiree medical (OPEB) obligations. Certain one-time payments to affected active employees will occur in the 2014 fourth quarter. These changes align our retiree benefit program with industry peers, while providing best-in-class compensation packages for our employees. These changes, coupled with the reduction in obligations from the sale of five mines in December 2013, result in total company retiree medical and pension obligations of approximately $766 million, as compared with approximately $4.0 billion just twelve months ago. The company anticipates the strengthened balance sheet will improve liquidity and credit metrics, as well as increase the likelihood of achieving its E&P 30% annual growth targets.

During the quarter, CONSOL, along with its joint venture partner, Noble Energy, successfully launched CONE Midstream Partners LP, a Master Limited Partnership (MLP), which will own, operate, develop and acquire natural gas gathering and other midstream energy assets to service rapidly growing production in the Marcellus Shale in Pennsylvania and West Virginia. CONE Midstream Partners, which trades on the NYSE under the ticker CNNX, launched its initial public offering on September 25, 2014 and raised proceeds of $414 million, of which $204 million was returned to CONSOL.

CONSOL Energy continues to lower its cost of capital. On August 12, 2014, CONSOL closed on an additional $250 million of its 5.875% senior notes due 2022 at a price equal to $102.75 of the principal amount. CONSOL used the proceeds of the sale of the additional notes to partially purchase $235 million of principal of its 8.25% senior notes due 2020. This transaction will reduce annual interest expense by almost $5 million. Despite resulting in a charge to earnings in the third quarter, this transaction was NAV-accretive.

During the quarter, CONSOL continued to execute on its non-core asset sales program and after the close of the third quarter CONSOL Energy concluded several transactions. These sales generated $75 million in immediate cash proceeds and have an estimated total consideration of approximately $86 million. These transactions include the sale of a portion of CONSOL Energy's coal reserves located in Hamilton County, Illinois to a strategic buyer. These transactions, together with the proceeds from the CONE Midstream Partners LP IPO, put the 2014 and 5-year non-core asset sales programs ahead of schedule based on previously stated goals.

"When you look at what we have accomplished so far in 2014, the rate of change and results are impressive," concluded Mr. DeIuliis. "During the quarter we successfully achieved both operational and transactional goals. These accomplishments are extensive, but we are far from finished. CONSOL Energy has shown itself to be a company unsatisfied with the status quo. I'm proud of all of our employees who are working tirelessly as a team to create meaningful NAV per share under current macro conditions."

The third quarter earnings results included the following pre-tax items related to recent transactions completed by the company:

•	The company incurred $21.0 million in expense related to the early extinguishment of $235 million of the senior notes due 2020.

•	The company incurred a non-cash charge of $4.8 million in association with pension settlement accounting.

•	The company recognized a gain of $36.2 million as a result of measurements associated with amendments to the pension and OPEB plans, which were adopted during the third quarter.

•	In conjunction with the OPEB plan amendments, the company recognized a $46.3 million expense for cash payments made to participants of the OPEB plan.

E&P Division:

E&P Third Quarter Summary:
The tables below summarize the quarterly comparison of key metrics for the E&P Division. Revenue and production both increased by over 30% in the just-ended quarter, when compared to the year-earlier quarter. These metrics, when combined with much lower unit costs, enabled the E&P Division to post net income of $24.4 million in the current quarter, compared to a net loss of $0.6 million in the year-earlier quarter.

E&P Division capital expenditures in the quarter set a record at $281.6 million, as the company increased drilling and completion investments to achieve its production growth targets. CONSOL's quarterly capital expenditures were net of $77.1 million of drilling carry from its joint venture partner in the Marcellus Shale and $41.1 million of carry from its joint venture partner in the Utica Shale.

During the third quarter, CONSOL signed a letter of intent to sell a 50% interest in the Utica formation in the Moundsville area of Marshall County, West Virginia, to its joint venture partner, Noble Energy. The approximately 3,000-acre position associated with the transaction, combined with slightly more than 1,000 already jointly held Utica acres, will form an Area of Mutual Interest (AMI). The AMI should hold at least 25 Utica laterals and will use a mix of existing infrastructure and new Utica pads. The transaction is expected to close in the fourth quarter of 2014, and the first well is planned for spud late within the same quarter. This AMI provides an opportunity to quickly ramp this stacked pay potential area by taking advantage of significant development that is built, or underway, in the Noble Energy-operated Moundsville field.

E&P DIVISION RESULTS — Quarter-to-Quarter Comparison

	Quarter	Quarter	Quarter
	Ended	Ended	Ended
	September 30, 2014	September 30, 2013	June 30, 2014
Sales - Gas	$189.8	$157.6	$208.5
Hedging Impact - Gas	21.4	27.0	(6.4)
Sales - Oil	2.7	2.4	2.9
Sales - NGLs	31.9	5.3	17.7
Sales - Condensate	12.0	1.1	7.6
Total Sales Revenue ($ MM)	$257.8	$193.4	$230.3

Net Income (Loss) Attributable to CONSOL Energy Shareholders	$24.4	$(0.6)	$15.5
Net Cash Provided By Operating Activities ($ MM)	$207.0	$120.2	$86.0
Total Period Production (Bcfe)	64.9	46.1	51.9
Average Daily Production (MMcfe)	705.6	500.9	570.0
Capital Expenditures ($ MM)	$281.6	$273.5	$304.5

CONSOL's E&P division production in the quarter came from the following categories:

	Quarter	Quarter		Quarter
	Ended	Ended		Ended
	September 30, 2014	September 30, 2013	% Increase/(Decrease)	June 30, 2014	% Increase/(Decrease)
GAS
Marcellus Sales Volumes (Bcf)	27.0	16.6	62.7%	22.0	22.7%
CBM Sales Volumes (Bcf)	20.0	21.0	(4.8)%	19.7	1.5%
Shallow Oil and Gas Sales Volumes (Bcf)	6.6	6.7	(1.5)%	5.7	15.8%
Other Sales Volumes (Bcf)	5.0	0.8	525.0%	1.9	163.2%

LIQUIDS*
NGLs Sales Volumes (Bcfe)	5.3	0.7	657.1%	1.9	178.9%
Oil Sales Volumes (Bcfe)	0.2	0.2	—%	0.2	—%
Condensate Sales Volumes (Bcfe)	0.8	0.1	700.0%	0.5	60.0%

TOTAL	64.9	46.1	40.8%	51.9	25.0%
Production results are net of royalties. *NGLs, Oil, and Condensate are converted to Mcfe at the rate of one barrel equals six Mcf based upon the approximate relative energy content of oil and natural gas. The increase in Marcellus sales volumes represent only the gas portion of production. When including liquids, the increase in Marcellus volumes was 76%.

Liquids production of 6.3 Bcfe, as a percentage of the total of 64.9 Bcfe, was approximately 10% in the just-ended quarter.

E&P PRICE AND COST DATA PER MCFE — Quarter-to-Quarter Comparison:

	Quarter	Quarter	Quarter
	Ended	Ended	Ended
(Per Mcfe)	September 30, 2014	September 30, 2013	June 30, 2014
Average Sales Price - Gas	$3.24	$3.49	$4.23
Hedging Impact - Gas	$0.36	$0.60	$(0.13)
Average Sales Price - Oil*	$15.02	$16.54	$15.85
Average Sales Price - NGLs*	$6.00	$7.09	$9.26
Average Sales Price - Condensate*	$14.66	$15.88	$15.82

Average Sales Price - Total Company	$3.97	$4.20	$4.44
Costs - Production
Lifting	$0.46	$0.51	$0.51
Ad Valorem, Severance and Other Taxes	0.13	0.18	0.19
DD&A	1.13	1.10	1.21
Total Production Costs	$1.72	$1.79	$1.91
Costs - Gathering
Transportation	$0.62	$0.45	$0.60
Operating Costs	0.43	0.56	0.51
DD&A	0.13	0.18	0.16
Total Gathering Costs	$1.18	$1.19	$1.27

Gas Direct Administrative Selling & Other	$0.22	$0.25	$0.26

Total Costs	$3.12	$3.23	$3.44

Margin	$0.85	$0.97	$1.00

*Oil, NGLs, and Condensate are converted to Mcfe at the rate of one barrel equals six Mcf based upon the approximate relative energy content of oil and natural gas, which is not indicative of the relationship of oil, NGLs, condensate, and natural gas prices.

Note: Costs − The line item "gas direct administrative, selling, & other" excludes general administration, incentive compensation, and other corporate expenses.

The average sales price per Mcfe within the E&P Division was impaired in the just-ended quarter, when compared to the year-earlier quarter due in part to widening regional basis differentials. Offsetting decreases to gas prices is a greater proportion of liquids production, which receives higher unit pricing.

The average sales price of $3.97 per Mcfe, when combined with declining unit costs of $3.12 per Mcfe, resulted in a margin of $0.85 per Mcfe. This was $0.12 per Mcfe lower than the $0.97 per Mcfe margin achieved in the year-earlier quarter, as revenue from surging liquids production helped to mostly offset weaker regional basis. Net income attributable to CONSOL shareholders from the E&P Division was $24.4 million in the 2014 third quarter, compared to a loss of $0.6 million in the year-earlier quarter.

Unit costs were improved in the just-ended quarter, as fixed costs, such as direct administration, were spread over higher production volumes. Unit costs were also improved, as low-cost Marcellus Shale production represented a much higher proportion of total production.

All-in unit costs in the Marcellus Shale category were $2.69 per Mcfe in the just-ended quarter, or an increase of $0.14 per Mcfe from the $2.55 per Mcfe in the year-earlier quarter. Despite Marcellus Shale volumes increasing 76%, when compared to the year-earlier quarter, unit costs were impaired mainly due to increases in gathering and transportation costs from increased fees related to liquids gas processing.

E&P Marketing and Transportation Update:
Third quarter 2014 average dry gas prices, including the impact of our hedging program and net of basis, averaged $3.60 per Mcf. CONSOL's expansion into wet gas production areas provided a liquids value uplift of $0.37 per Mcfe, bringing the overall average sales price to $3.97 per Mcfe. Third quarter 2014 liquids volumes of 6.3 Bcfe were over six times greater than the 2013 third quarter and make up 10% of the company’s total volumes compared with 2% in the third quarter of last year. CONSOL expects to continue to realize liquids uplift on future average sales prices as additional wells are brought online in the liquid-rich areas of the Marcellus and Utica shales.

Faster-than-expected replenishment of gas inventories and increasing Marcellus production have put downward pressure on gas prices. These factors have contributed to a decline in the NYMEX index price for natural gas along with the basis differentials for most Appalachian market sales points. CONSOL continues to mitigate the effect of the current downward basis pressure by finding opportunities to optimize and diversify sales opportunities among our 80+ customers located in five index markets. In addition, CONSOL Energy continues to manage the impact of price volatility through an actively-monitored hedge program.

CONSOL Energy continues to develop a diversified portfolio of firm transportation capacity to support the three-year production growth plan. In September, the company entered into a precedent agreement with DTE Energy and Spectra Energy for its Nexus project as an anchor shipper to transport gas from the Appalachian Basin to Midwest markets. The pipeline is expected to be placed into service in late 2017.

The company currently has a total of 1.4 Bcf per day of effective firm transportation capacity. This capacity is adequate for the remainder of 2014 and supports the majority of projected volumes for the three-year growth plan. This is comprised of 0.7 Bcf per day of firm capacity on existing pipelines, contracted volumes of 0.5 Bcf per day under precedent agreements with several pipeline projects (including the Nexus project) that will be completed over the next few years, and an additional 0.2 Bcf per day of long-term firm sales with major customers that have their own firm capacity. The average demand cost for the existing firm capacity is approximately $0.23 per MMBtu. The average demand cost for existing, plus future, firm capacity is approximately $0.32 per MMBtu.

In addition to firm transportation capacity, CONSOL has developed a processing portfolio that supports the increasing volumes from our wet production areas. The company has agreements to support the processing of 211 MMcf per day of gross gas volumes growing to more than 380 MMcf per day in the next twelve months. These commitments are sufficient to cover projected processing requirements for the next two years. CONSOL will continue to layer in processing capacity as needed to support the liquids development plan.

In addition to establishing a solid processing portfolio, CONSOL is developing a diversified approach to managing ethane. The company has entered into supply agreements with INEOS Europe and also expects to supply volumes to Shell's cracker plant in Monaca, Pennsylvania. CONSOL is actively negotiating to supply ethane to other proposed regional cracker facilities. In addition to term sales, the company executed several spot deals to move ethane to Mont Belvieu via the ATEX pipeline. CONSOL will also realize ethane value through blending capabilities. Employing this multi-faceted approach enables us to meet pipeline quality specifications, diversify the ethane portfolio, and maximize our ethane pricing. CONSOL is in active discussions with a number of ethane customers and midstream companies for future outlet opportunities.

Coal Division:

Coal Third Quarter Summary:
Tragically, on August 20, 2014, the Coal Division experienced a fatality at the Buchanan Mine. The employee was troubleshooting an electrical circuit on a roof bolter when he was fatally injured. Our thoughts and prayers remain with the family during this difficult time. CONSOL remains unwavering to uphold Absolute Zero and the company's number one core value - Safety.

For the third quarter, CONSOL’s Coal Division produced 7.8 million tons, which exceeded previous quarter’s guidance, despite challenges in geological conditions and lower recovery rates at the Enlow Fork Mine. The Bailey Mine continues to run at a record pace and production is forecasted to be above 12 million tons for 2014. The Enlow Fork Mine continues to mine through very tough geological conditions that are improving, and the company expects to achieve planned production for the year. The Harvey Mine saw improved production of 1.1 million tons, for the third quarter, after an equipment change out, and the company expects normal production levels at the mine for the fourth quarter of 2014.

The Buchanan Mine continues to run on a reduced schedule, which reflects market conditions. This schedule allows the mine to optimize its cost structure for decreased levels of production, which is reflected in much lower costs compared to the year-earlier quarter. The mine can quickly ramp up to the full production rate of 5 million tons per year when the market is ready. CONSOL has incorporated needed maintenance for the production shaft into the reduced schedule that will allow the mine to run at full capacity for the remainder of its life. The company expects to complete this maintenance in 2015.

CONSOL’s logistical team continues to work closely with transportation partners to effectively move each customer’s tons. Realized prices for low-vol and thermal coal were lower than in the year-earlier quarter. Low-vol prices continue to reflect a challenging market, along with legacy contracts rolling off. Pricing for thermal coal was down year-on-year due to the roll off of some thermal legacy business. Third quarter pricing is in-line with CONSOL's strategic plan. Even though the mines exceeded guidance targets, thermal pricing also declined sequentially (Q2 to Q3) due to those incremental tons getting sold into the spot market, which weakened as hot summer weather failed to materialize.

Coal costs in the thermal category were impaired mainly due to geologic conditions and lower recovery rates at Enlow Fork Mine compared to the year-earlier quarter. However, one of the longwalls at the Bailey Mine recently completed a section of reserves, which will allow this area to be sealed to eliminate specific equipment and travel time. This process will greatly reduce risk for CONSOL employees, as well as reduce maintenance and compliance cost while improving efficiencies.

Despite continued adverse geologic conditions early in the quarter at Enlow Fork Mine, the thermal coal segment achieved cash production costs of $41.67 per ton in the 2014 third quarter, as detailed in the table below.

In total, CONSOL's active coal operations generated $150 million of cash before capital expenditures and DD&A.

COAL DIVISION RESULTS BY PRODUCT CATEGORY - Quarter-To-Quarter Comparison

	Low-Vol	Low-Vol	High-Vol	High-Vol	Thermal	Thermal
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	2014	2013	2014	2013	2014	2013

Beginning Inventory (millions of tons)	0.2	0.1	—	—	0.2	0.6
Coal Production (millions of tons)	0.9	1.1	0.2	0.4	6.7	5.4
Ending Inventory (millions of tons)	0.1	0.1	—	—	0.4	0.5
Sales - Company Produced (millions of tons)	1.0	1.1	0.2	0.4	6.6	5.4

Sales Per Ton	$70.50	$85.77	$72.76	$60.13	$60.77	$65.07

Beginning Inventory Cost Per Ton	$60.96	$64.76	$—	$—	$56.82	$57.47

Total Direct Costs Per Ton	$33.58	$41.08	$29.68	$30.20	$30.68	$29.38
Royalty/Production Taxes Per Ton	4.36	5.16	2.53	2.82	2.69	2.98
Direct Services to Operations Per Ton	6.57	5.85	4.82	5.33	4.75	5.99
Retirement and Disability Per Ton	4.57	5.57	3.63	2.93	3.55	2.77
DD&A Per Ton	10.96	9.67	6.69	5.93	6.35	5.85
Total Production Costs	$60.04	$67.33	$47.35	$47.21	$48.02	$46.97

Ending Inventory Cost Per Ton	$(52.53)	$(65.42)	$—	$—	$(48.22)	$(53.04)

Total Cost Per Ton Sold	$61.29	$67.18	$47.35	$47.21	$48.30	$47.45
Average Margin Per Ton Sold	$9.21	$18.59	$25.41	$12.92	$12.47	$17.62
Addback: DD&A Per Ton	$10.96	$9.67	$6.69	$5.93	$6.35	$5.85
Average Margin Per Ton, before DD&A	$20.17	$28.26	$32.10	$18.85	$18.82	$23.47
Cash Flow before Cap. Ex and DD&A ($ MM)	$20	$31	$6	$8	$124	$127
Sales and production tons exclude CONSOL Energy's portion from equity affiliates and discontinued operations. Direct Costs per Ton include items such as labor and benefits, supplies, power, preparation costs, project expenses and gas well plugging costs. Direct Services to Operations Per Ton include items such as subsidence costs, direct administrative, selling expenses, permitting and compliance and asset retirement obligations. Retirement and Disability Per Ton Sold includes charges for pension, retiree medical and other employee related long-term liabilities. Sales tons times Average Margin Per Ton, before DD&A is meant to approximate the amount of cash generated for the low-vol, high-vol, and thermal coal categories. This cash generation will be offset by maintenance of production (MOP) capital expenditures. Table may not sum due to rounding. Prior year data excludes discontinued operations.

Coal Marketing Update:
Low-Vol:
In the third quarter, CONSOL sold 1 million tons of Buchanan low-vol coal. Despite the recent decrease in the BHP Billiton Mitsubishi Alliance (BMA) settlement price, Buchanan’s low cost position allows the mine to compete, and remain profitable, in the current domestic and worldwide metallurgical markets.  CONSOL continues to ship low-vol coal to European and South American end users. CONSOL does continue to focus on expanding domestic metallurgical sales and recently secured additional new contracts with U.S. customers for 2015.

High-Vol:
In the third quarter, CONSOL exported 200,000 tons of Bailey high-vol coal to existing end users in Korea and Brazil. Prices for high-vol remains more stable than other classes of metallurgical coal. Customers continue to demand Bailey coal due to its versatility, which allows it to compete as high-vol metallurgical, pulverized coal injection (PCI) and high-Btu thermal coal.

Thermal:
As winter approaches, CONSOL believes that domestic utility market demand, buoyed by utility inventories remaining below normal levels, will support continued spot market and term contracting activity. As CONSOL contracts Bailey coal’s 2015 production, the company is dedicated to placing the tons in markets that provide the most value. For Q3 2014, CONSOL completed sales to 6 different end users for 2.4 million tons and is currently in negotiations for additional domestic and, in collaboration with Xcoal, export business.

E&P Division Guidance:
Fourth quarter gas production, net to CONSOL, is expected to be approximately 70 – 75 Bcfe. If achieved, this would result in 2014 production of approximately 235 – 240 Bcfe. CONSOL Energy continues to expect its 2015 and 2016 annual gas production to grow by 30%.

CONSOL’s hedging strategy and formulaic approach for its natural gas portfolio requires entering into hedges that meet certain short and long-term internal pricing parameters. Due to the quantities and types of hedges in place during the quarter, as well as the then-expected future gas prices, CONSOL's hedge position met company requirements, and the company did not add any new hedges during the quarter. The annual gas hedge position for three years is shown in the table below:

E&P DIVISION GUIDANCE

	2014	2015	2016
Total Yearly Production (Bcfe) / % growth	235-240	+30%	+30%
Volumes Hedged (Bcf),as of 10/14/14	159.9*	82.6	75.3
Average Hedge Price ($/Mcf)	$4.58	$4.07	$4.17
* Includes 2014 Actual Settlements of 118.2 Bcf.

The hedged gas volumes shown in the previous table include the following NYMEX hedges that have basis hedged as well.

NYMEX PLUS BASIS HEDGES

	Q4 2014	2015	2016
Columbia (TCO)
Volume (Bcf)	10.7	35.9	39.4
Average Hedge Price ($/Mcf)	$4.02	$3.86	$3.93
Dominion South (DTI)
Volume (Bcf)	1.7	-	-
Average Hedge Price ($/Mcf)	$5.31	-	-

Coal Division Guidance:
In coal, the lower end of the low-vol guidance range for 2014 has increased slightly to reflect new Atlantic market business, which the company believes will be ongoing. This shift illustrates the expansion of the Buchanan product into new markets. For 2015, the low-vol guidance was left unchanged from the previous guidance on the assumption that pricing will improve from current levels. The thermal guidance range for 2014 has remained relatively flat.

COAL DIVISION GUIDANCE

	Q4 2014	2014	2015
Est. Total Coal Sales	8.0 - 8.4	32.3 - 32.7	31.0 - 35.0
Tonnage: Firm	8.1	32.4	21.1
Price: Sold (firm)	$62.21	$63.28	$64.19
Est. Low-Vol Met Sales	0.7 - 0.9	3.7 - 3.9	3.5 - 5.0
Tonnage: Firm	0.7	3.7	1.0
Est. High-Vol Met Sales	0.3	1.3	1.9
Tonnage: Firm	0.2	1.2	0.3
Est. Thermal Sales	7.0 - 7.2	27.3 - 27.5	25.6 - 28.1
Tonnage: Firm	7.2	27.5	19.8
Note: While most of the data in the table are single point estimates, the inherent uncertainty of markets and mining operations means that investors should consider a reasonable range around these estimates. CONSOL has chosen not to forecast prices for open tonnage due to ongoing customer negotiations. Firm tonnage is tonnage that is both sold and priced, and excludes collared tons.CONSOL Energy has sold additional coal volumes that are not yet priced. Those volumes are excluded from this table. There are no collared tons in 2014 or 2015.  Not included in the category breakdowns are the thermal tons from equity affiliate Harrison Resources and high vol and thermal tons from Western Allegheny Energy (WAE). Harrison Resources has 0.3 million tons for 2014. WAE has 0.5 million tons and 0.6 million tons for all of 2014, and 2015, respectively.

Liquidity and Credit Ratings:
As of September 30, 2014, CONSOL Energy had $2.0 billion in total liquidity, which is comprised of $225.6 million of cash, $20.6 million available to be borrowed under the accounts receivable securitization facility, and $1.7 billion available to be borrowed under its $2.0 billion bank facility. CONSOL Energy's credit facility had no borrowings. Outstanding letters of credit under the bank facility were $264.5 million.

CONSOL Energy continues to lower its cost of capital: On August 12, 2014, CONSOL closed on an additional $250 million of its 5.875% senior notes due 2022 at a price equal to $102.75 of the principal amount. CONSOL used the proceeds of the sale of the additional notes to partially purchase $235 million of principal of its 8.25% senior notes due 2020. This transaction will reduce annual interest expense by almost $5 million, going forward.

CONSOL's liquidity in the third quarter was improved by $204 million due to the receipt of proceeds from the CONE Midstream IPO, as discussed previously.

CONSOL Energy remains on a path towards an investment grade credit rating. The company has maintained strong total liquidity of $2.0 billion as of September 30, 2014, which is relatively flat compared to total liquidity of $2.1 billion at December 31, 2013. CONSOL's credit metrics are improving as its debt to EBITDA leverage ratio, less cash on hand, has fallen to 3.5x as of September 30, 2014 from 4.0x at December 31, 2013. As stated earlier, CONSOL continues to manage its long-term liabilities. Retiree medical and pension obligations have been reduced by over $2.3 billion as compared to just twelve months ago, which does not take into account the reduction of $941 million related to the UMWA multi-employer pension plan obligation assumed in the sale of the five mines in December 2013. CONSOL continues to invest within cash flows and limit short-term borrowings through realizing gains in capital efficiency, asset sales, and capturing value within our midstream assets.

About CONSOL
CONSOL Energy Inc. (NYSE: CNX) is a Pittsburgh-based producer of natural gas and coal. The company is one of the largest independent natural gas exploration, development and production companies, with operations centered in the major shale formations of the Appalachian basin. CONSOL Energy deploys an organic growth strategy focused on rapidly developing its resource base. As of December 31, 2013, CONSOL Energy had 5.7 trillion cubic feet equivalent of proved natural gas reserves. The company’s premium coals are sold to electricity generators and steel makers, both domestically and internationally. CONSOL Energy is a member of the Standard & Poor's 500 Equity Index and the Fortune 500. Additional information can be found at www.consolenergy.com.

Non-GAAP Financial Measures

Definition: EBIT is defined as earnings before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Adjusted EBITDA is defined as EBITDA after adjusting for the discrete items listed below. Although EBIT, EBITDA, and Adjusted EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that they are useful to an investor in evaluating CONSOL Energy because they are widely used to evaluate a company's operating performance. Investors should not view these metrics as a substitute for measures of performance in that are calculated in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT, EBITDA, or Adjusted EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies.

Reconciliation of EBIT, EBITDA and Adjusted EBITDA to financial net income attributable to CONSOL Energy Shareholders is as follows (dollars in 000):

	Three Months Ended
	September 30,
	2014	2013
Net Loss Attributable to CONSOL Energy Inc. Shareholders	$(1,645)	$(63,651)

Less: Net Loss Attributable to Discontinued Operations, net of tax	—	(8,120)
Add: Interest Expense	55,397	56,300
Less: Interest Income	(527)	(4,300)
Add: Income Taxes	(1,388)	68,858
Earnings Before Interest & Taxes (EBIT)	51,837	49,087

Add: Depreciation, Depletion & Amortization	148,665	117,730

Earnings Before Interest, Taxes and DD&A (EBITDA) from Continuing Operations	200,502	166,817

Adjustments:
Loss on Debt Extinguishment	20,990	—
Long-Term Liability Plan Changes	10,100	—
Pension Settlement	4,785	6,296
Marcellus Title Defects	—	12,984
Transaction Fees	—	10,295
Bailey Structural Incident Business Interruption Proceeds	—	(2,658)
Gain on Sale Crowsnest Pass	—	(15,260)
Total Pre-tax Adjustments	35,875	11,657

Adjusted Earnings Before Interest, Taxes and DD&A (Adjusted EBITDA) from Continuing Operations	$236,377	$178,474

Note: Income tax effect of Total Pre-tax Adjustments was ($14,038) and ($1,979) for the three months ended September 30, 2014 and September 30, 2013, respectively. Adjusted net income is calculated as GAAP net loss of $1,645 plus total pre-tax adjustments of $35,875, less the tax effect of $14,038 equals $20,192.

Cautionary Statements
Various statements in this release, including those that express a belief, expectation or intention, may be considered forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words "believe," "intend," "expect," "may," "should," "anticipate," "could," "estimate," "plan," "predict," "project," or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release, if any, speak only as of the date of this press release; we disclaim any obligation to update these statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: deterioration in economic conditions in any of the industries in which our customers operate or a worldwide financial downturn; an extended decline in prices we receive for our gas, natural gas liquids and coal including the impact on gas prices of our gas operations being concentrated in Appalachia which has experienced a dramatic increase in gas production and decline in gas pricing relative to the benchmark Henry Hub prices; our customers extending existing contracts or entering into new long-term contracts for coal; the expiration or failure to extend existing long-term contracts; our reliance on major customers; our inability to collect payments from customers if their creditworthiness declines; the disruption of rail, barge, gathering, processing and transportation facilities and other systems that deliver our gas and coal to market; a loss of our competitive position because of the competitive nature of the gas and coal industries, or a loss of our competitive position because of overcapacity in these industries impairing our profitability; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion emissions; the impact of potential, as well as any adopted regulations relating to greenhouse gas emissions on the demand for natural gas and coal, as well as the impact of any adopted regulations on our coal mining operations due to the venting of coalbed methane which occurs during mining; the risks inherent in gas and coal operations being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, explosions, accidents and weather conditions which could impact financial results; decreases in the availability of, or increases in, the price of commodities and services used in our mining and gas operations, as well as our exposure under "take or pay" contracts we entered into with well service providers to obtain services of which if not used could impact our cost of production; obtaining and renewing governmental permits and approvals for our gas and coal gas operations; the effects of government regulation on the discharge into the water or air, and the disposal and clean-up of, hazardous substances and wastes generated during our coal and gas operations; the effects of stringent federal and state employee health and safety regulations, including the ability of regulators to shut down a well or mine; the potential for liabilities arising from environmental contamination or alleged environmental contamination in connection with our past or current gas and coal operations; the effects of mine closing, reclamation, gas well closing and certain other liabilities; uncertainties in estimating our economically recoverable gas and coal reserves; defects may exist in our chain of title and we may incur additional costs associated with perfecting title for gas or coal rights on some of our properties or failing to acquire these additional rights we may have to reduce our estimated reserves;the outcomes of various legal proceedings, which are more fully described in our reports filed under the Securities Exchange Act of 1934; the impacts of various asbestos litigation claims; increased exposure to employee related long-term liabilities; lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan exceeding total service and interest cost in a plan year; replacing our natural gas reserves, which if not replaced, will cause our gas reserves and gas production to decline; acquisitions that we may make in the future involve risks including the accuracy of our assessment of the acquired businesses and their risks, achieving any anticipated synergies, integrating the acquisitions and divestitures we may make may not occur or produce anticipated proceeds; existing and future gas joint ventures may restrict our operational and corporate flexibility, we may be materially impacted by actions taken by our joint venture partners and we may not realize anticipated benefits such as carried costs; our ability to acquire water supplies needed for gas drilling, or our ability to dispose of water used or removed from strata in connection with our gas operations at a reasonable cost and within applicable environmental rules; provisions of our debt agreements may restrict our flexibility and the risks associated with the degree to which we are leveraged; our hedging activities may prevent us from benefiting from price increases and may expose us to other risks; changes in federal or state income tax laws, particularly in the area of percentage depletion and intangible drilling costs, could cause our financial position and profitability to deteriorate; the risks in making strategic determinations, including the allocation of capital and other resources among our strategic opportunities may adversely affect our financial condition; failure by Murray Energy Corporation to satisfy the liabilities it assumed from us as well as to perform its obligations under various agreements; and other factors discussed in the 2013 Form 10-K under “Risk Factors,” as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

Contacts:

Investor: Dan Zajdel, at (724) 485-4169
Tyler Lewis, at (724) 485-3157

Media: Kate O'Donovan, at (724) 485-3097
Brian Aiello, at (724) 485-3078

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)	Three Months Ended		Nine Months Ended
(Unaudited)	September 30,		September 30,
Revenues and Other Income:	2014	2013	2014	2013
Natural Gas, NGLs and Oil Sales	$257,358	$192,781	$753,399	$531,859
Coal Sales	483,960	479,311	1,554,939	1,532,280
Other Outside Sales	73,673	63,876	213,047	197,778
Gas Royalty Interests and Purchased Gas Sales	18,815	17,113	68,773	51,109
Freight-Outside Coal	2,497	9,579	22,551	31,492
Miscellaneous Other Income	40,784	20,822	165,815	77,729
Gain on Sale of Assets	7,529	19,863	12,615	52,208
Total Revenue and Other Income	884,616	803,345	2,791,139	2,474,455
Costs and Expenses:
Exploration and Production Costs
Lease Operating Expense	30,005	23,600	85,622	70,835
Transportation, Gathering and Compression	68,234	46,699	179,813	144,002
Production, Ad Valorem, and Other Fees	8,486	8,033	28,817	20,011
Direct Administrative and Selling	14,060	11,725	39,216	34,615
Depreciation, Depletion and Amortization	82,538	58,998	225,766	164,832
Exploration and Production Related Other Costs	8,042	22,771	15,765	43,666
Production Royalty Interests and Purchased Gas Costs	15,751	13,805	58,519	41,165
Other Corporate Expenses	13,700	26,289	60,876	74,239
General and Administrative	14,874	10,177	47,755	29,239
Total Exploration and Production Costs	255,690	222,097	742,149	622,604
Coal Costs
Operating and Other Costs	339,216	328,393	1,013,606	993,342
Royalties and Production Taxes	23,306	24,380	77,397	79,257
Direct Administrative and Selling	10,479	11,608	33,589	34,744
Depreciation, Depletion and Amortization	64,880	57,265	186,029	169,702
Freight Expense	2,497	9,579	22,551	31,492
General and Administrative Costs	10,434	8,607	33,397	27,946
Other Corporate Expenses	10,114	11,145	41,444	43,056
Total Coal Costs	460,926	450,977	1,408,013	1,379,539
Other Costs
Miscellaneous Operating Expense	92,974	75,439	266,601	272,346
General and Administrative Costs	425	376	1,259	1,269
Depreciation, Depletion and Amortization	1,247	1,467	3,885	4,303
Loss on Debt Extinguishment	20,990	—	95,267	—
Interest Expense	55,397	56,300	170,539	164,194
Total Other Costs	171,033	133,582	537,551	442,112
Total Costs And Expenses	887,649	806,656	2,687,713	2,444,255
(Loss) Earnings Before Income Tax	(3,033)	(3,311)	103,426	30,200
Income Taxes	(1,388)	68,858	8,315	97,531
(Loss) Income From Continuing Operations	(1,645)	(72,169)	95,111	(67,331)
Income (Loss) From Discontinued Operations, net	—	8,120	(5,687)	(11,352)
Net (Loss) Income	(1,645)	(64,049)	89,424	(78,683)
Less: Net Loss Attributable to Noncontrolling Interests	—	(398)	—	(942)
Net (Loss) Income Attributable to CONSOL Energy Shareholders	$(1,645)	$(63,651)	$89,424	$(77,741)

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(CONTINUED)

(Dollars in thousands, except per share data)	Three Months Ended		Nine Months Ended
(Unaudited)	September 30,		September 30,
(Loss) Earnings Per Share	2014	2013	2014	2013
Basic
(Loss) Income from Continuing Operations	$(0.01)	$(0.31)	$0.41	$(0.29)
Income (Loss) from Discontinued Operations	—	0.03	(0.02)	(0.05)
Total Basic (Loss) Earnings Per Share	$(0.01)	$(0.28)	$0.39	$(0.34)
Dilutive
(Loss) Income from Continuing Operations	$(0.01)	$(0.31)	$0.41	$(0.29)
Income (Loss) from Discontinued Operations	—	0.03	(0.02)	(0.05)
Total Dilutive (Loss) Earnings Per Share	$(0.01)	$(0.28)	$0.39	$(0.34)

Dividends Paid Per Share	$0.0625	$0.125	$0.1875	$0.25

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended		Nine Months Ended
(Dollars in thousands)	September 30,		September 30,
(Unaudited)	2014	2013	2014	2013
Net (Loss) Income	$(1,645)	$(64,049)	$89,424	$(78,683)
Other Comprehensive Income (Loss):
Actuarially Determined Long-Term Liability Adjustments (Net of tax: ($107,383), ($15,422), ($108,154), ($70,161))	184,154	24,980	185,475	113,641
Net Increase (Decrease) in the Value of Cash Flow Hedges (Net of tax: ($25,722), ($8,536), $13,161, ($26,036))	39,151	13,246	(20,032)	40,400
Reclassification of Cash Flow Hedges from OCI to Earnings (Net of tax: $12,084, $14,025, ($5,509), $36,551)	(19,510)	(24,354)	3,754	(56,595)

Other Comprehensive Income	203,795	13,872	169,197	97,446

Comprehensive Income (Loss)	202,150	(50,177)	258,621	18,763

Less: Comprehensive Loss Attributable to Noncontrolling Interest	—	(398)	—	(942)

Comprehensive Income (Loss) Attributable to CONSOL Energy Inc. Shareholders	$202,150	$(49,779)	$258,621	$19,705

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(Dollars in thousands)	September 30, 2014	December 31, 2013
ASSETS
Current Assets:
Cash and Cash Equivalents	$225,563	$327,420
Accounts and Notes Receivable:
Trade	299,939	332,574
Notes Receivable	—	25,861
Other Receivables	382,652	243,973
Inventories	145,372	157,914
Deferred Income Taxes	127,731	211,303
Recoverable Income Taxes	41,971	10,705
Prepaid Expenses	101,867	135,842
Total Current Assets	1,325,095	1,445,592
Property, Plant and Equipment:
Property, Plant and Equipment	14,463,328	13,578,509
Less—Accumulated Depreciation, Depletion and Amortization	4,499,344	4,136,247
Total Property, Plant and Equipment—Net	9,963,984	9,442,262
Other Assets:
Investment in Affiliates	185,509	291,675
Notes Receivable	—	125
Other	244,347	214,013
Total Other Assets	429,856	505,813
TOTAL ASSETS	$11,718,935	$11,393,667

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(Dollars in thousands, except per share data)	September 30, 2014	December 31, 2013
LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	$610,725	$514,580
Current Portion of Long-Term Debt	12,225	11,455
Other Accrued Liabilities	610,704	565,697
Current Liabilities of Discontinued Operations	12,992	28,239
Total Current Liabilities	1,246,646	1,119,971
Long-Term Debt:
Long-Term Debt	3,236,172	3,115,963
Capital Lease Obligations	43,150	47,596
Total Long-Term Debt	3,279,322	3,163,559
Deferred Credits and Other Liabilities:
Deferred Income Taxes	395,025	242,643
Postretirement Benefits Other Than Pensions	652,050	961,127
Pneumoconiosis Benefits	111,514	111,971
Mine Closing	321,776	320,723
Gas Well Closing	180,520	175,603
Workers’ Compensation	73,398	71,468
Salary Retirement	48,231	48,252
Reclamation	34,499	40,706
Other	121,355	131,355
Total Deferred Credits and Other Liabilities	1,938,368	2,103,848
TOTAL LIABILITIES	6,464,336	6,387,378
Stockholders’ Equity:
Common Stock, $.01 Par Value; 500,000,000 Shares Authorized, 230,177,923 Issued and Outstanding at September 30, 2014; 229,145,736 Issued and Outstanding at December 31, 2013	2,305	2,294
Capital in Excess of Par Value	2,412,976	2,364,592
Preferred Stock, 15,000,000 shares authorized, None issued and outstanding	—	—
Retained Earnings	2,995,238	2,964,520
Accumulated Other Comprehensive Loss	(155,920)	(325,117)
Total CONSOL Energy Inc. Stockholders’ Equity	5,254,599	5,006,289
TOTAL LIABILITIES AND EQUITY	$11,718,935	$11,393,667

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Dollars in thousands, except per share data)	Common Stock	Capital in Excess of Par Value	Retained Earnings (Deficit)	Accumulated Other Comprehensive (Loss) Income	Total CONSOL Energy Inc. Stockholders’ Equity
December 31, 2013	$2,294	$2,364,592	$2,964,520	$(325,117)	$5,006,289
(Unaudited)
Net Income	—	—	89,424	—	89,424
Other Comprehensive Income	—	—	—	169,197	169,197
Comprehensive Income	—	—	89,424	169,197	258,621
Issuance of Common Stock	11	13,392	—	—	13,403
Treasury Stock Activity	—	—	(15,587)	—	(15,587)
Tax Benefit From Stock-Based Compensation	—	2,478	—	—	2,478
Amortization of Stock-Based Compensation Awards	—	32,514	—	—	32,514
Dividends ($0.1875 per share)	—	—	(43,119)	—	(43,119)
September 30, 2014	$2,305	$2,412,976	$2,995,238	$(155,920)	$5,254,599

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)	Three Months Ended		Nine Months Ended
(Unaudited)	September 30,		September 30,
Operating Activities:	2014	2013	2014	2013
Net (Loss) Income	$(1,645)	$(64,049)	$89,424	$(78,683)
Adjustments to Reconcile Net (Loss) Income to Net Cash Provided By Continuing Operating Activities:
Net (Income) Loss from Discontinued Operations	—	(8,120)	5,687	11,352
Depreciation, Depletion and Amortization	148,665	117,730	415,680	338,837
Stock-Based Compensation	7,009	9,379	32,514	44,026
Gain on Sale of Assets	(7,529)	(19,863)	(12,615)	(52,208)
Loss on Debt Extinguishment	20,990	—	95,267	—
Deferred Income Taxes	(7,246)	(30,333)	6,540	(23,335)
Equity in Earnings of Affiliates	(16,965)	(3,609)	(38,477)	(20,276)
Return on Equity Investments	47,424	—	47,424	—
Changes in Operating Assets:
Accounts and Notes Receivable	(11,321)	(14,215)	(64,241)	11,145
Inventories	2,633	(8,772)	12,542	11,000
Prepaid Expenses	(21,351)	(34,047)	3,178	(8,688)
Changes in Other Assets	(27,766)	(3,752)	(14,339)	24,318
Changes in Operating Liabilities:
Accounts Payable	98,458	(5,017)	151,829	(18,487)
Accrued Interest	43,181	50,257	32,698	50,184
Other Operating Liabilities	41,761	126,602	116,474	122,429
Other	(23,212)	32,833	(8,480)	39,356
Net Cash Provided by Continuing Operations	293,086	145,024	871,105	450,970
Net Cash Provided by (Used in) Discontinued Operating Activities	(62)	50,585	(20,934)	138,029
Net Cash Provided by Operating Activities	293,024	195,609	850,171	588,999
Cash Flows from Investing Activities:
Capital Expenditures	(355,312)	(313,675)	(1,174,607)	(1,021,127)
Change in Restricted Cash	—	(12,263)	—	56,410
Proceeds from Sales of Assets	8,061	357,012	141,136	464,638
Net Investments In Equity Affiliates	147,532	(1,512)	108,532	(18,112)
Net Cash (Used in) Provided by Investing Activities in Continuing Operations	(199,719)	29,562	(924,939)	(518,191)
Net Cash Used in Investing Activities in Discontinued Operations	—	(123,873)	—	(41,246)
Net Cash Used in Investing Activities	(199,719)	(94,311)	(924,939)	(559,437)
Cash Flows from Financing Activities:
(Payments on) Proceeds from Short-Term Borrowings	—	(126,000)	(11,736)	47,000
Payments on Miscellaneous Borrowings	(1,002)	(1,894)	(4,169)	(31,858)
Proceeds from Securitization Facility	—	3,645	—	6,518
Proceeds from Long-Term Borrowings	259,920	—	1,859,920	—
Payments on Long-Term Borrowings	(259,901)	—	(1,843,866)	—
Tax Benefit from Stock-Based Compensation	65	131	2,478	2,316
Dividends Paid	(14,386)	(28,610)	(43,119)	(57,211)
Issuance of Common Stock	169	201	13,403	2,698
Issuance of Treasury Stock	—	609	—	609
Net Cash Used in Financing Activities in Continuing Operations	(15,135)	(151,918)	(27,089)	(29,928)
Net Cash Used in Financing Activities in Discontinued Operations	—	(234)	—	(432)
Net Cash Used in Financing Activities	(15,135)	(152,152)	(27,089)	(30,360)
Net Increase (Decrease) in Cash and Cash Equivalents	78,170	(50,854)	(101,857)	(798)
Cash and Cash Equivalents at Beginning of Period	147,393	71,918	327,420	21,862
Cash and Cash Equivalents at End of Period	$225,563	$21,064	$225,563	$21,064